Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”), dated as of May 30, 2020, sets forth the mutual agreement of Blue Bird Corporation, a Delaware corporation (the “Company”), and Phillip Tighe (“Executive”) regarding Executive’s retirement from the Company.
1.Executive’s Retirement; Consultancy. Executive agrees to retire from and terminate his employment with the Company under the terms and conditions described in this Agreement. Executive’s termination of employment with the Company will be deemed a voluntary retirement by Executive, and treated as such by the Company.

a.Retirement. Executive’s retirement will be effective and his employment with the Company and any related entity(ies) will terminate on June 30, 2020 (the “Termination Date”).

b.Chief Financial Officer Transition. Executive will continue to serve as the Company’s Chief Financial Officer until May 31, 2020, or if later, until a successor Chief Financial Officer is appointed by the Company and assumes such role (the “Transition Date”). During the period from the Transition Date through the Termination Date, Executive will support the transition to the new Chief Financial Officer and perform such other duties as are assigned to him by the Company’s Chief Executive Officer.

c.Consultancy. The Company and Executive will enter into a Consulting Agreement, substantially in the form attached hereto as Exhibit A, to be effective immediately following the Termination Date.

2.Base Salary and Benefits Through the Termination Date. Except as otherwise provided in this Agreement, Executive will continue to receive base salary and will continue to be eligible to participate in and to be entitled to all other compensation and benefits under the Company’s plans, programs, agreements and policies applicable to him as a Company employee, through the Termination Date, consistent with the Company’s payroll and benefits practices and procedures.

3.Annual Bonus. If Executive signs this Agreement and does not revoke it during the Revocation Period (defined in paragraph 16), and except as otherwise provided in paragraph 5, Executive will be eligible to participate in the Company’s Annual Management Incentive Plan (“MIP”) to the extent described in this paragraph 3.

a.Fiscal Year 2020 Annual Bonus. For the Company’s fiscal year ending in 2020, Executive will be eligible for a bonus under the MIP based on his current target bonus amount (i.e., 100% of his annual base salary) under the MIP, adjusted for the MIP payment percentage approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) for the levels of the Company’s achievement of financial performance targets for such fiscal year and Executive’s individual performance, determined as if his employment had continued through the end of the fiscal year for purposes of the MIP. Notwithstanding the foregoing, if and to the extent that the Compensation Committee modifies the terms applicable to annual bonus awards under the MIP for the fiscal year ending in 2020, or replaces the MIP terms with an alternative arrangement(s) for some or all participants for such 2020 annual bonuses, this paragraph 3 will be subject to such modified MIP terms or to the terms of such alternative arrangement(s), as applicable to Executive, in determining the amount of Executive’s annual bonus, if any, for the fiscal year ending in 2020. An annual bonus determined in accordance with this paragraph 3 would be paid to Executive in cash at the same time as payouts pursuant to the MIP (or payouts pursuant to an alternative arrangement, if applicable) are made to other MIP (or other arrangement) executive participants for fiscal year 2020. For the avoidance of doubt, Executive will be eligible for a bonus payment with respect to the Company’s fiscal year ending in 2020 only if the Compensation Committee approves payouts pursuant to the MIP for the fiscal year based on Company performance (or approves a payout amount pursuant to an alternate arrangement as described in this paragraph 3, if applicable).

b.Section 409A. Annual bonus payment amounts described in this paragraph 3, if any, shall be administered consistent with the requirements for the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 409A”), as described in Treas. Reg. Section 1.409A-1(b)(4) and, accordingly, shall be paid no later than March 15, 2021.

4.Long Term Incentive Plan. If Executive signs this Agreement and does not revoke it during the Revocation Period (defined in paragraph 16), and except as otherwise provided in paragraph 5, effective upon the Termination Date vesting of all of Executive’s awards under the Amended and Restated 2015 Omnibus Equity Incentive Plan (the “LTIP”) that are otherwise unvested at the Termination Date will be accelerated, and all such awards will be immediately fully vested, as follows:

Exhibit 10.1

a.Stock Options. All such unvested stock options will be fully and freely exercisable beginning on the Termination Date, subject to the applicable terms and conditions described in the LTIP and related award documents, and will remain exercisable for five years after Executive’s Termination Date; provided that, in no event may any such stock options be exercised later than the end of the maximum (10-year) term of the options described in the LTIP.

b.Restricted Stock Units, etc. All such unvested restricted stock units or other awards to Executive under the LTIP (other than stock options) will, upon such accelerated vesting on Executive’s Termination Date, be paid to Executive, in cash or shares of Company common stock under the terms of the LTIP or related award documents, as soon as practicable following the Termination Date.

c.Section 409A. Stock options under the LTIP described in this paragraph 4 shall be administered consistent with the requirements for the Section 409A exception applicable to certain stock rights, as described in Treas. Reg. Section 1.409A-1(b)(5). Restricted Stock Units described in this paragraph 4 shall be administered consistent with the requirements for the short-term deferral exception under Section 409A described in Treas. Reg. Section 1.409A-1(b)(4) and, accordingly, shall be paid no later than March 15, 2021.

5.Continued Employment; Early Termination of Executive’s Employment; Forfeiture of Retirement Incentives. During the period of Executive’s continued employment through the Termination Date, Executive will act in good faith and in a professional manner.

a.Termination for Violation of Terms; Voluntary Termination by Executive; Forfeiture of Benefits. If the Compensation Committee determines, in good faith, that Executive has materially violated any of the terms of this Agreement, the provisions of any employment or similar agreement, confidentiality, noncompetition and/or nonsolicitation or similar agreement regarding restrictive covenants, or other agreement with the Company, or a Company code of conduct or other Company written policy generally applicable to employees of Executive’s level and position, while a Company employee, the Company may terminate Executive’s employment after giving Executive written notice, a reasonable opportunity to cure, and Executive has failed to cure, and in such event the date of such termination will be Executive’s Termination Date for purposes of this Agreement. If Executive voluntarily resigns before the Termination Date described in paragraph 1, his Termination Date for purposes of this Agreement will be the effective date of such resignation. Upon any early Termination Date described in this paragraph 5.a., Executive (i) will not be eligible to receive any additional amounts described in this Agreement, including without limitation any further base salary amounts under paragraph 2 of this Agreement and annual bonus payment amounts under paragraph 3, and (ii) will forfeit any further rights or entitlements to accelerated vesting of LTIP awards under paragraph 4 of this Agreement, including without limitation any right to exercise stock options and any entitlement to a distribution with respect to restricted stock units described in paragraph 4, all such amounts and entitlements to be forfeited immediately upon such early Termination Date. Executive’s rights, if any, to any benefit under the Company’s health and welfare or retirement plans, or to any equity grants, will be governed by the applicable plan, program, policy or equity agreement.

b.Other Early Termination by Company; Executive’s Death or Disability; Acceleration of Retirement Incentives. If Executive’s employment is terminated by the Company before the Termination Date described in paragraph 1, for any reason other than a termination in connection with a violation by Executive of the terms of any agreement with the Company as described in paragraph 5.a., or if Executive’s employment is terminated before the Termination Date described in paragraph 1 upon Executive’s death or disability, the date of such employment termination will be Executive’s Termination Date for purposes of this Agreement. Upon any such early termination under this paragraph 5.b., (i) Executive (or his estate, in the event of Executive’s death) will be entitled to a lump-sum cash payment equal to the amount of his base salary that would have been paid to him pursuant to paragraph 2 had Executive’s employment not been terminated early, and (ii) Executive will be entitled to accelerated vesting of all of Executive’s unvested awards under the LTIP, and related treatment, as described in paragraph 4, as of the early Termination Date. The cash payment described in clause (i) of this paragraph 5.b. will be paid within 60 days after the early Termination Date described in this paragraph 5.b., and the accelerated vesting and related treatment of Executive’s unvested LTIP awards will be effective immediately on such early Termination Date.

6.Complete Release.

a.Release. Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands he may have against any of them. Executive expressly waives any and all claims, whether asserted on an individual or class action

Exhibit 10.1

basis, against the Released Parties including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence by the Released Parties and claims of express or implied defamation by the Released Parties), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act (“OSHA”). Executive further releases any and all claims that he may have under State law and any other claim under Federal law. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, the Company and Executive agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act.

This release does not include and will not preclude: (a) claims by Executive for benefits under the Company’s retirement, deferred compensation or health and welfare benefit plans; (b) rights to defense, indemnification and contribution, if any, from the Company for actions taken by Executive in the course and scope of his employment with the Company and its parents, subsidiaries and/or affiliates; and/or (c) rights arising under or to enforce the terms of this Agreement.
b.Final Release. On or about the Termination Date, the Company will provide to Executive a release agreement having substantially the same terms and scope as the release terms described in this Agreement. Such final release will also have a consideration period of at least 21 days, and a revocation period of at least seven days after such final release is signed by Executive. If Executive signs and does not revoke the final release during its revocation period, the final release will constitute an “Effective Final Release,” and the Company will provide Executive with the treatment, payments and benefits described in this Agreement, subject to the other terms and conditions described in this Agreement.

7.Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release that he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

8.No Severance Pay or Benefits. Executive agrees and acknowledges that, except as expressly set forth in this Agreement, Executive is not entitled to receive from the Company any payments or benefits including but not limited to severance pay or benefits in any form, or any perquisites or property of any type, after the Termination Date (other than payments in accordance with Executive’s rights, if any, to benefits under the Company’s health and welfare or retirement plans and similar arrangements). Executive expressly waives any and all rights to severance pay, benefits or similar amounts or entitlements, under the terms of any Company plan or program, or pursuant to the terms of any understanding or agreement between the parties set forth in any employment, severance or similar agreement, offer letter, term sheet or otherwise, including but not limited to the Severance Agreement, dated as of May 10, 2012, between the parties to this Agreement.

9.Section 409A Compliance. Payments and benefits payable pursuant to this Agreement are intended either to be exempt from Section 409A, e.g., as payments that would fall within the “short‐term deferral period” within the meaning of Treasury Regulation Section 1.409A‐1(b)(4), to the extent available, or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:

a.It is intended that each installment of the payments and benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A.

b.To the extent that payments and benefits under this Agreement are deferred compensation subject to Section 409A and are contingent upon Executive’s taking any employment‐related action, including without limitation execution (and non‐revocation) of another agreement, such as a release agreement, and the period within which such

Exhibit 10.1

action(s) may be taken by Executive would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.

c.If as of the Termination Date, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Executive’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date with is the earlier of (A) expiration of the six‐month period measured from such “separation from service,” and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump‐sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

d.While this Agreement is intended to be exempt from or compliant with Section 409A, the Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences of Executive’s entitlements under this Agreement, including, but not limited to, under Section 409A.

10.Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by the Company to date have been accurately calculated, have represented the proper amounts due to Executive, and have been based on the Company’s merit‐based compensation system. The consideration set forth in paragraphs 3 and 4 of this Agreement is consideration for the complete release and the Effective Final Release and is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from the Company, Executive agrees that the Company is entitled to full offset of the amounts set forth in this Agreement.

11.Employment and Other Agreements. Executive agrees and acknowledges that, except as otherwise expressly provided in this Agreement with regard to severance pay, benefits or similar amounts, the provisions of agreements that Executive previously entered into with the Company, and that are intended to survive Executive’s termination, including but not limited to any restrictive covenant or similar agreements, will remain in full force and effect. In connection therewith, Executive reaffirms Executive’s intent to comply with all post‐employment obligations of Executive to the Company under such agreements.

12.Successors. This Agreement shall be binding upon Executive and the Company and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them and to their heirs, representatives, executors, administrators or assigns.

13.Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS IN GEORGIA.

14.Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.

15.Certain Acknowledgments. Executive acknowledges that he is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, the Company will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of the Company. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non‐material, will not extend the amount of time Executive has to consider the Agreement.

16.Consideration and Revocation Periods. Executive understands that he may take up to 21 days following Executive’s receipt of this Agreement to consider this Agreement. Executive understands that he may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to the

Exhibit 10.1

Chief Administrative Officer on or before the expiration of the 21‐day period. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 21 days from the date the Company’s proposal was presented to Executive in which to consider it. In addition, Executive understands that Executive has a period of seven days following the date of signing this Agreement within which to revoke this Agreement (the “Revocation Period”). To revoke this Agreement, Executive understands that Executive must provide written notification of revocation to the Chief Administrative Officer within seven days from the date Executive signed it.

If the foregoing accurately sets forth Executive’s agreement with the Company, please signify by signing below and returning this Agreement in its entirety to the Chief Administrative Officer on or before close of business on the 21st day after this Agreement was first presented to you. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.
[Signatures on next page]

Exhibit 10.1

For Executive as of the Date of Agreement:

/s/ Phillip Tighe
Signature

Phillip Tighe
Print Name

For Blue Bird Corporation as of the Date of Agreement:

/s/ Tom Roberts
Signature

Tom Roberts
Print Name

Chief Administrative Officer
Title

EXHIBIT A

CONSULTING AGREEMENT